Exhibit 99.1

                             SUBSCRIPTION AGREEMENT

                              DATAMILL MEDIA CORP.
                  7731 SO. WOODRIDGE DRIVE, PARKLAND, FL 33067

     THIS SUBSCRIPTION AGREEMENT made this _____day of ______________, 2011 by and between DataMill Media Corp., a Nevada corporation (hereinafter " Company"), and the undersigned Subscriber (hereinafter "Subscriber"), who, for and in consideration of the mutual promises and covenants set forth herein, do hereto agree as follows:

1. SUBSCRIPTION. The Subscriber hereby subscribes for ____________ Shares (hereinafter "Shares") of the Company's Common Stock, at a price of $.02 per Share, and herewith tenders to the Company's designated Bank Account at Chase Bank NA certified bank funds or wire transfer for the subscription in the amount of US$________________, which the Subscriber tenders herewith as payment for the Shares.

This offering will terminate 180 days from the effective date of the Prospectus, or an additional 90 days if extended, although we may close the offering on any date prior if the minimum offering of 1,000,000 is fully subscribed. In the event that all of the 5,000,000 Shares offered are not sold within 180 days from the effective date of this prospectus, at our sole discretion, we may extend the offering for an additional 90 days. In the event that the minimum offering of 1,000,000 Shares are not sold within 180 days from the effective date of this prospectus, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If the minimum offering of 1,000,000 Shares are sold within 180 days from the effective date of this prospectus, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund. The funds will be maintained in an account at Chase Bank, NA until we receive the full proceeds of $20,000 from the minimum offering of 1,000,000 Shares, at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus.

This Subscription Agreement (hereinafter "Subscription") is an offer by the Subscriber to subscribe for the securities offered by the Company, and, subject to the terms hereof, shall become a contract for the sale of said securities upon acceptance thereof by the Company.

     2. ACKNOWLEDGMENT. The undersigned acknowledges that, prior to signing this Subscription Agreement and making this offer to purchase, he or she has received the Prospectus describing the offering of the Shares by the Company as filed with the United States Securities and Exchange Commission, and that he or she understands the risks of and other considerations relevant to, a purchase of the Shares, including those described under the caption "Risk Factors" in the Prospectus.
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     3. ACCEPTANCE OF SUBSCRIPTION AND DELIVERY OF SHARES. This Subscription
Agreement is made subject to the Company's discretionary right to accept or reject the Subscription herein. If the Company for any reason rejects this Subscription, the Subscription will be refunded in full, without interest, and this Subscription Agreement shall be null, void and of no effect. Acceptance of this Subscription by the Company will be evidenced by the execution hereof by an officer of the Company. Delivery of the Shares subscribed for herein will be made within five (5) days following the effectiveness of the Registration Statement of which the Prospectus is a part and the completion of the minimum sale of 1,000,000 Shares, at which time the subscription funds shall be released to the Company.

The undersigned hereby executes this Subscription Agreement as of the ____ day of __________, 2011, at ____________________, _____________________
                        (city)                (state or country)

SUBSCRIBER INFORMATION:

Name: _________________________________________________________

Address: ______________________________________________________

         ______________________________________________________

State or Country: _______________________________Postal Code:______________

Taxpayer ID Number (if U.S. subscriber):____________________

/ / Individually
/ / Joint Tenant With Right of Surviorship
/ / Corporation, Partnership or LLC
/ / Trust